VOTING AGREEMENT AMONG STOCKHOLDERS
                             (Creditor Directors)


      This Voting Agreement Among Stockholders (the "Agreement") is entered into as of ________________, 2000, by and between Planet Hollywood International, Inc., a corporation organized under the laws of the State of Delaware (the "Company") and the undersigned parties, hereinafter collectively called "Stockholders," and individually called a "Stockholder".

                                   RECITALS

A. On October 12, 1999, the Company and certain of its affiliates (collectively, the "Debtors") commenced cases under Chapter 11 of Title 11 of the United States Code by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware, Case No. 99- 03612 (the "Bankruptcy Court").

B. On November 8, 1999, the Debtors filed their Joint Plan of Reorganization and Disclosure Statement with the Bankruptcy Court, which was supported by the Official Committee of Unsecured Creditors for the Debtors.

C. Following a hearing held on December 9, 1999, the Bankruptcy Court approved the disclosure statement as amended and scheduled a hearing on confirmation of the reorganization plan for January 20, 2000.

D. On December 13, 1999 the Debtors filed their First Amended Joint Plan of Reorganization (the "Plan") and First Amended Disclosure Statement (the "Disclosure Statement") with the Bankruptcy Court. Capitalized terms used, but not defined, herein shall have the same meanings as in the Plan.

E. A hearing on the confirmation of the Plan was held on January 20, 2000 and the Plan, as modified by the Confirmation Order, was confirmed by the Bankruptcy Court pursuant to an order entered January 21, 2000 (the "Confirmation Order").

F. The terms of the Plan provide that the Stockholders will invest approximately $30 million in the Company to acquire approximately seven million shares of New Class B Common Stock out of the ten million shares of the Company's New Common Stock to be issued upon consummation of the Plan.

G. The Stockholders desire by this Agreement to make certain agreements with respect to how any New Class B Common Stock held by the Stockholders shall be voted on certain matters.

H. The Stockholders have agreed that entering into this Agreement is in the best interest of the Company and will promote harmonious relationships between them with respect to the affairs of the Company.


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      In consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the Stockholders agree as follows:


                                  SECTION ONE
                             ELECTION OF DIRECTORS

      A. The Stockholders each covenant and agree that they shall initially vote their shares of New Class B Common Stock and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, to ensure that the following five individuals (the "New Money Directors") are elected to the Company's Board of Directors immediately following consummation of the Plan:

            1.    Robert Earl                   4.    Steven Grapstein
            2.    Thomas Avallone               5.    Mustafa Al Hejailan
            3.    Claudio Gonzalez

      B. The Stockholders each further covenant and agree that they shall initially vote their shares of New Class B Common Stock and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, to ensure that the two individuals nominated to serve as directors by the Creditors' Committee are elected to the Company's Board of Directors immediately following consummation of the Plan, as Class III directors with terms expiring at the 2003 annual meeting of shareholders.

      C. Subsequent to the initial election of directors immediately following consummation of the Plan, and until the Company's New Secured PIK Notes have been paid in full, the Stockholders each further covenant and agree that they each vote all their shares of New Class B Common Stock (however acquired) and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, in favor of two directors (the "Creditor Directors") nominated by the holders of at least a majority in principal amount of the outstanding New Secured PIK Notes in accordance with Section 4.15 of the New Secured PIK Notes Indenture. The Stockholders acknowledge and agree that, in accordance with the Company's Amended and Restated Certificate of Incorporation as in effect upon consummation of the Plan, (i) subsequent to the payment in full of the New Secured PIK Notes, the holders of the Company's New Class A Common Stock shall be entitled to elect two persons to serve on the Company's Board of Directors, and (ii) at such time when there shall be no shares of New Class B Common Stock issued and outstanding, the holders of the New Class A Common Stock shall be entitled to elect all members of the Company's Board of Directors.


                                  SECTION TWO
                                REPRESENTATION

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     Each Stockholder represents to the others that it is, or will be, the sole beneficial owner of all New Class B Common Stock owned of record by it. Each Stockholder further represents to the others that it will not transfer any of its shares of New Class B Common Stock to a related party for the purpose of avoiding the terms of this Agreement.


                                 SECTION THREE
                              FILING OF AGREEMENT

      A copy of this Agreement shall be filed with the Secretary of the Company and may be inspected by any Stockholder, any holder of a certificate representing shares of New Common Stock, or any other interested person at the principal place of business of the Company during regular business hours.


                                 SECTION FOUR
                             SPECIFIC PERFORMANCE

      The parties acknowledge and agree that it is not possible to measure in money the damages that will accrue to a party hereto, or to a person obligated under or benefitted by this Agreement, by reason of failure to perform any of the obligations under this Agreement. Therefore, if any party or person shall institute any action or proceeding to enforce the provisions hereof, any person, including the Company, against whom such action or proceeding is brought hereby agrees that the terms and provisions of this Agreement shall be specifically enforceable and waives the claim or defense therein that such party or person has or have an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that such remedy at law exists.


                                 SECTION FIVE
                      PARTIES BOUND, BENEFIT OF AGREEMENT

      A. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement, and their respective heirs, executors, administrators, legal representatives, and assigns.

      B. The parties hereto agree and acknowledge that for so long as the Company's New Secured PIK Notes have not been paid in full, holders of the New Secured PIK Notes are third party beneficiaries in, to and under this Agreement. During such period, and in the event of a material uncured breach by any party of any provision of this Agreement which affects or may affect the interests of the holders of the New Secured PIK Notes, the parties agree that the holders of the New Secured PIK Notes and the New Indenture Trustee of the New Secured PIK Notes may bring a direct suit or action to enforce such provision, and in this regard, the New Indenture Trustee of the New Secured PIK Notes shall have the right to utilize any remedy against a party that would otherwise be available to any other party.
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                                  SECTION SIX
                                  TERMINATION



      This Agreement shall automatically terminate, without any action by any party, once the Company's New Secured PIK Notes have been paid in full and are no longer outstanding.


                                 SECTION SEVEN
                         GOVERNING LAW AND ARBITRATION

      This agreement shall be governed by, and interpreted and construed under and in accordance with the laws of Delaware. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Orlando, Florida. The award or decision rendered by the arbitrator(s) (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of the other party hereunder for which such party may require provisional relief pending a decision on the merits by the arbitrator(s). The arbitrator(s) shall have authority to award any remedy or relief that a court of the State of Delaware could grant in conformity with applicable law, including the authority to award attorneys' fees or punitive damages. If any party to this Agreement brings an arbitration or action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees and fees of experts, incurred in connection with such action, including any appeal of such action.


                                 SECTION EIGHT
                                 MODIFICATION

      No modification, rescission, cancellation, amendment, or termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement. Furthermore, no modification, rescission, cancellation, amendment, or termination of this Agreement which affects or may affect the interests of the holders of the New Secured PIK Notes shall be effective unless it is in writing and is signed by the New Indenture Trustee of the New Secured PIK Notes.


                                 SECTION NINE
                                 COUNTERPARTS

      This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute the Agreement.

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      In witness whereof, the parties have executed this Agreement effective as of the day and year first above written.


HOLST TRUST                                     MAGNETIC LIGHT PROFITS
By:   Lauren Investments Holdings Limited, a    LIMITED, a company organized
      British Virgin Islands corporation, as truunder the laws of the British Virgin of the Holst Trust, a British Virgin IslanIslands
      Trust U/A/D 9/10/99
                                                By:____________________________
By:_____________________________________        printed name:___________________
printed name:_____________________________      title:_________________________
title:____________________________________

By:_____________________________________        CLAUDIO GONZALEZ, an
printed name:_____________________________      individual
title:____________________________________
                                                ------------------------------
                                                Claudio Gonzalez


LEISURE VENTURES PTE LTD., a company            PLANET HOLLYWOOD
organized under the laws of Singapore           INTERNATIONAL, INC., a
                                                Delaware corporation

By:_____________________________________        By:____________________________
printed name:_____________________________      printed name:___________________
title:____________________________________      title:_________________________


KINGDOM PLANET HOLLYWOOD LTD., a
company organized under the laws of the Cayman Islands

By:_____________________________________
printed name:_____________________________
title:____________________________________



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